Exhibit 10.1

March 18, 2024

Re: Compensation Arrangement

Dear [Helmy / AmirAli]:

This letter serves to memorialize your agreement with Guardant Health, Inc. (the “Company”) regarding certain compensation-related matters and amends and restates the prior letter by and between you and the Company, dated May 26, 2020 (the “Prior Letter”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Company’s Executive Severance Plan, as amended (the “Severance Plan”), as in effect on the date hereof. This letter shall be effective as of January 1, 2024 (the “Effective Date”).

You agree and acknowledge:

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Base Salary. Your annual base salary will remain at $1 (the “Base Salary”). After 2024, future salary compensation will be set by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, in its sole discretion.

•	Annual Bonus. You will continue to not be eligible to receive an annual cash bonus from the Company with respect to any calendar year (including 2024).

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Benefits. You (and your spouse and/or eligible dependents) will continue to be eligible, at the sole cost of the Company, to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time. If the Company is otherwise unable to continue to cover you under its group health plans without violating law or incurring penalties (including, without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act) then, in either case, you agree that the employee-portion of the relevant premium payment(s) will be taxable to you. You also acknowledge and agree that the premium paid with respect to the Company’s life insurance plan / program may be taxable to you. The coverage provided to you, your spouse and eligible dependents will be provided to you (and them) on a tax-neutral basis to you (that is, as if the coverage were tax-free to you). The Company will implement the preceding sentence by making additional payments to you so that the net effect to you and your family will be as if the coverage were tax free to you. Any such payments will be made to you no later than the 60th day of the calendar year following the year of coverage, but you will not have control over the year in which the Company chooses to make such payments.

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Severance Plan Eligibility. You will continue to be designated a “Tier 1” participant in the Severance Plan. If you experience a severance-qualifying termination of employment for purposes of the Severance Plan, you agree that your Cash Salary Severance shall be determined based on the Base Salary, and that your Target Incentive Compensation shall be zero (capitalized terms, as defined in the Severance Plan). You and the Company agree that the Committee has been working on enhancements to the Severance Plan and intends to adopt the updates in the near future. The Committee expects to consult with you prior to final adoption.

March 18, 2024

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Annual RSU Award. Commencing with the 2024 calendar year, and in lieu of an annual base salary, in the first quarter of each calendar year of your employment with the Company the Committee shall approve the grant to you of restricted stock units (“RSUs”) with a dollar-denominated value equal to $800,000 (the “Annual RSU Award”). The RSUs subject to each Annual RSU Award will vest in four equal installments on the last day of each calendar quarter of the applicable calendar year in which such Annual RSU Award is granted. The value of the Annual RSU Award shall be reviewed annually by the Committee and may be increased or decreased from time to time by the Committee in its sole discretion.

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Annual PSU Award. Commencing with the 2024 calendar year, and in lieu of an annual bonus, in the first quarter of each calendar year of your employment with the Company the Committee shall approve the grant of performance-based RSUs (“PSUs”) with a dollar-denominated target value equal to $800,000 (the “Annual PSU Award”). The PSUs subject to each Annual PSU Award (i) will be earned with respect to 0%—200% of the target number of PSUs based on the achievement of the same annual performance goals that apply to the Company’s annual cash bonus program for its senior executives with respect to the calendar year in which the PSUs are granted, and (ii) will vest subject to your continued service through the date on which cash bonuses pursuant to such program are paid to the other senior executives. The target value of the Annual PSU Award shall be reviewed annually by the Committee and may be increased or decreased from time to time by the Committee in its sole discretion.

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2024 Long-Term RSU Award. On or as soon as practicable after the date of this letter, the Committee shall approve the grant of RSUs with a dollar-denominated value equal to $5,000,000 (the “2024 RSU Award”). The RSUs subject to the 2024 RSU Award will vest with respect to 1/3th of the RSUs on January 1, 2025, and then quarterly for the remaining twenty-four months, subject to your continued service through the applicable vesting date.

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2024 Long-Term PSU Award. On or as soon as practicable after the date of this letter, the Committee shall approve the grant of PSUs with a dollar-denominated target value equal to $5,000,000 (the “2024 PSU Award”). The PSUs subject to the 2024 PSU Award will become earned and vest based on the achievement of Revenue CAGR, relative total shareholder return (“TSR”) and absolute TSR goals over a three-year performance period.

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Additional Terms and Conditions. The number of RSUs and PSUs, as applicable, subject to each of the Annual RSU Awards, Annual PSU Awards, 2024 RSU Award and 2024 PSU Award (collectively, the “Equity Awards”) will be determined in accordance with the Company’s Equity Award Guidelines, dated February 15, 2024. The additional terms and conditions of the Equity Awards will be set forth in the Company’s 2018 Incentive Award Plan (or any other applicable Company equity incentive plan then-maintained by the Company) and a separate award agreement in a form prescribed by the Company, which will provide that any tax withholding obligation(s) associated with the Equity Awards may be settled by you in your discretion through a Company “net settlement”.

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Equity Awards. You remain eligible to receive future long-term incentive awards as determined by the Committee in its sole discretion. Your benefits under any such long-term incentive awards shall be subject to the terms and conditions specified by the Committee and in the governing documents of the particular award.

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Cancellation of Founders PSU Award. For good and valuable consideration, including your continued employment with the Company, the PSUs subject to that certain PSU award granted to you on May 26, 2020 (the “Founders PSU Award”) shall be cancelled and forfeited effective as of the date of this letter. You shall have no further right, title or interest in respect of such PSUs or any shares of the Company’s common stock issuable upon vesting and/or settlement of such PSUs, and the individual award agreement evidencing the grant of such PSUs shall be null and void.

March 18, 2024

The Equity Awards, together with the arrangement described in the first bullet of this letter, constitute full payment of wages earned by you for your employment with the Company and its affiliates from and after the Effective Date.

Other than as described in this letter, all other terms and conditions of your service remain unchanged. The terms of this letter, any individual award agreement evidencing the Equity Awards, that certain letter agreement by and between you and the Company, dated March 4, 2019 (the “2019 Letter”), and the Severance Plan are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including the Prior Letter. For the avoidance of doubt, effective as of the Effective Date, any references to the “Waiver Period” in the Prior Letter shall be null and void.

In addition, none of the foregoing will constitute an event giving rise to Good Reason for purposes of the Severance Plan or any other agreement between you and the Company.

Please indicate your acceptance and acknowledgement of, and agreement to, the foregoing by signing below.

Sincerely,

By: Ian Clark
Its: Lead Independent Director of the Board of Directors

By: Vijaya Gadde
Its: Chair of the Compensation Committee of the Board of Directors

Agreed and Acknowledged:

Name: [Helmy Eltoukhy / AmirAli Talasaz]